Exhibit A-3



               UNCOMMITTED STAND-BY LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of March 31, 1997 (this "Agreement") between The Fuji Bank, Limited, New York Branch (the "Bank") and GPU, Inc., a Pennsylvania corporation (the "Company").

                    WHEREAS, the Company may request the Bank to issue from time to time irrevocable letters of credit (each, a "Credit");

                    WHEREAS, the Bank may from time to time, and in its discretion in each instance, agree to issue one or more Credits;

                    NOW, THEREFORE,    the Bank  and  the Company  wish  to
          specify the terms and conditions applicable to such Credits, and hereby agree as follows:

               1. The Issuance of Credits. At the request of the Company, the Bank may, in its sole discretion, issue Credits for the Company s account, from time to time on a Business Day on or before March 31, 1998.

               2. Reimbursement and Other Payments. (a) The Company agrees to reimburse the Bank on demand in immediately available funds for each payment made by the Bank pursuant to a Credit or a draft honored by the Bank under such Credit and for each amount otherwise due to the Bank hereunder.

               (b) The Company shall pay to the Bank interest on any and all amounts unpaid by the Company when due hereunder (in the case of amounts in respect of interest, to the maximum extent permitted by law) for each day from the date such amounts become due until payment in full, payable on demand, at a fluctuating interest rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) equal to the higher of (i) the rate publicly announced by the Bank from time to time as its base rate or prime rate and (ii) the federal funds rate plus 0.5% per annum (not to exceed the Bank's base or prime rate plus 0.5% per annum).

               (c) The Company will pay to the Bank a non-refundable annual commission with respect to the Credits as may be agreed upon in writing between the Bank and the Company, payable as provided therein.

               (d)  All payments by the Company to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds, without any set-off, counterclaim or deduction whatsoever, at the Bank's principal New York office, which at the date hereof is located at Two World Trade Center, New York, New York 10048, Attention: Loan Administration Department, no later than 2:00 p.m. New York City time, on the due date thereof. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate. All fees hereunder shall be computed on the basis of a 360 day year and the actual number of days elapsed.

               4.   Cancellation.        Subject   to    applicable   legal
          requirements, Credits issued pursuant to this Agreement may be canceled subject to the prior written consent of the Beneficiary submitted to the Bank together with the original thereof.

               5. Indemnity. The Company agrees to indemnify the Bank from and against all liabilities, losses and expenses (including reasonable legal and other expenses incurred by the Bank in enforcing its rights or protecting its interest) incurred by the Bank as a consequence of or resulting from or incurred by the Bank in connection with the issuance of any Credit or any action, inaction or omission taken or suffered by the Bank in good faith without gross negligence. This Section 5 shall survive any payment of the Bank's obligations and liabilities hereunder and any termination of this Agreement.

               6. Change in Circumstances;Taxes. (a) If the Bank determines that any change in any law, regulation, guideline or order or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against Credits issued by the Bank or require the inclusion of Credits in calculations related to the Bank's capitalization or
          (ii) impose any other condition regarding this Agreement or the Credits, including, without limitation, any requirement that the Bank pay assessments for deposit insurance with respect to the Credits, and the result of any event referred to in clause (i) or
          (ii) above shall be to increase the cost to the Bank of issuing or maintaining the Credits or the reimbursement obligations of the Company or to reduce the amounts receivable by the Bank upon such reimbursement, then, upon demand by the Bank made not later than 180 days after the Bank shall have incurred such increased cost or reduced receivable, the Company shall immediately pay to the Bank from time to time as specified by the Bank additional amounts which shall be sufficient to compensate the Bank for such increased cost or reduced receivables from the date incurred until payment in full, provided that the Bank shall have used reasonable efforts to mitigate such increased cost or reduced receivable, so long as such efforts or the results thereof would not otherwise be disadvantageous to the Bank. A certificate as to such amounts submitted by the Bank to the Company, stating in reasonable detail the basis of computation, shall be presumptive evidence of additional amounts payable under this Section 6. If payment is not made on the date demanded, interest will be charged from the date of demand based on the calculation in
          Section 3(d).

               (b) All payments by the Company to the Bank under this Agreement shall be made free and clear of and without deduction





          for any future taxes or other amounts for or on account of levies, imposts, duties, deductions, withholdings or other charges of whatsoever nature, imposed, levied, collected, withheld or assessed by any governmental authority (excluding income and franchise taxes imposed on the Bank by the jurisdiction under which the Bank is organized or operating in connection with this Agreement or any political subdivision thereof) (the "Taxes"). If the Company shall be required to withhold or deduct Taxes from any sum payable to the Bank hereunder, (i) the sum payable to the Bank shall be increased as may be necessary so that the Bank receives an amount equal to the sum it would have received had no withholdings or deductions been made, (ii) the Company shall make such necessary withholdings and deductions and (iii) the Company shall pay the full amount withheld or deducted to the relevant authority according to applicable law so that the Bank shall not be required to make any deduction or payment of Taxes.

               7.   Liability  of  the  Bank.    The  Bank  shall  not   be
          responsible (a) for verifying the existence of any act, condition or statement made by the Beneficiary (or any transferee) in relation to any drawing or presentment under a Credit, (b) for the validity or genuineness of certificates or other documents delivered under or in connection with a Credit, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged, (c) for any breach of contract between the Beneficiary (or any transferee) and the Company, (d) for any consequences beyond the Bank's control or (e) for any act or omission of the Bank or its correspondents or agents so long as the Bank acts in good faith without gross negligence. The Bank may accept certificates or other documents that appear on their face to be in order without responsibility for further investigation, regardless of any notice or information to the contrary, unless otherwise ordered by a court of competent jurisdiction. In furtherance of and not in limitation of the foregoing, the Company agrees that any action, inaction or omission taken or suffered by the Bank in good faith without gross negligence in connection with Credits or related drafts shall be binding on the Company and shall not result in any liability of the Bank relating thereto. The Bank may accept certificates or other documents otherwise in order which may be signed or issued by one who purports to be the administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, legal representative, or any other entity succeeding or purporting to succeed de facto or de jure to the powers, rights or privileges of any party who is authorized under the Credit to draw or issue documents.

               8. Obligation Absolute. The Obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof, under all circumstances whatsoever, including without limitation the following:




                    (a) any lack of validity or enforceability of this Agreement or any Credit or of the Company's obligations to the Beneficiaries thereof;

                    (b) any amendment or waiver of or any consent to departure from this Agreement or any Credit;

                    (c) the existence of any claim, set-off, defense or other rights which the Company or any other person may have at any time against the Beneficiaries of any Credit, any Beneficiary or any transferee of any Credit (or any person for whom the Beneficiaries, any such Beneficiary or any such transferee may be acting), the Bank, any participant or any other Person whether in connection with this Agreement or any unrelated transaction;

                    (d) any statement or any other document presented under any Credit proving to be forged, fraudulent or invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                    (e) payment by the Bank under any Credit against presentation of a draft or certificate which does not comply with the terms of such Credit, provided, however, that such payment shall not have constituted gross-negligence or willful misconduct on the part of the Bank;

                    (f) the failure of the Bank to honor any drawing under any Credit or to make any payment demanded under any Credit on the ground that the demand for such payment does not conform to the terms and conditions of such Credit;

                    (g) any circumstances which might constitute a legal or equitable discharge of any obligations hereunder; it being agreed that the obligations hereunder shall not be discharged except by the performance thereof strictly in accordance with the terms of this Agreement including, without limitation, the payment in full as herein provided of all amounts owing hereunder; and

                    (h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

               9.   Conditions  Precedent.     It  shall   be  a  condition
          precedent to the issuance by the Bank of each Credit that:

               (a) The Bank shall have received on or before the date of issuance, in form and substance satisfactory to the Bank, the following:

                    (i) a copy of this Agreement, duly executed by the Company;

                    (ii) a certificate dated as of the date hereof of an officer of the Company certifying the name and true signatures of the officers of the Company authorized to sign this Agreement and documents related hereto;

                    (iii) evidence reasonably acceptable to the Bank that the Company's execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action; and

                    (iv) such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) as the Bank may reasonably request.

               (b) The representations and warranties contained in Section 10 hereof shall be true and correct on and as of the date of issuance of such Credit as though made on and as of such date and no Event of Default or event which, with the passage of time or the giving of notice or both, will become an Event of Default, shall have occurred and be continuing.

               10. Representations and Warranties. The Company represents and warrants to the Bank that:

               (a)  Corporate Existence. The Company is a corporation  duly organized and existing in good standing under the laws of the Commonwealth of Pennsylvania and has power and authority to own its properties and assets and to transact the business and to carry on the operations in which it currently engages. The Company is duly qualified as a foreign corporation and is in good standing in each of the jurisdictions in which such qualification is necessary, except where the failure to be so qualified would not result in (i) an adverse effect on the validity, effectiveness or enforceability of this Agreement, (ii) a material adverse effect on the business, operations, property or financial or other condition of the Company and its subsidiaries taken as a whole or (iii) a material adverse effect on the ability of the Company to perform its obligations hereunder (clauses (i), (ii) and (iii) are collectively referred to as a "Material Adverse Effect").

               (b)  Corporate  Authority.  The   execution,  delivery   and
          performance of this Agreement is within the powers of the Company, has been duly authorized by all necessary action of the Company and does not and will not contravene or constitute default under any requirement of law or any contractual obligation of the Company. The Company has received all approvals and consents required by law or regulation or contractual obligation and made all filings required to enter into, deliver and perform this Agreement.

               (c) Litigation. There are no actions, suits or proceedings pending or, to the best of the knowledge of any responsible officer of the Company, threatened against or affecting the Company or any of its subsidiaries or relating to this Agreement before any court, administrative office, agency or authority which would either individually or collectively be reasonably expected to have, except as set forth in the Company's Annual Report or Form 10-K for the year ended December 31, 1996, a Material Adverse Effect.

               (d) Enforceability. This Agreement when duly executed and delivered will be a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by equitable principles or by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally.

               (e) Defaults. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which the Company is a party or by which the Company or any of its property is bound or any judgments, decrees or orders, except for defaults that, singly or in the aggregate, have not had and could not be reasonably expected to have a material adverse effect on the Company's ability to perform its obligations to the Bank pursuant to this Agreement.

               11.  Covenants.   The Company covenants and  agrees that, so
          long as any Credit is outstanding and until the payment in full of all amounts owing to the Bank hereunder:

               (a) Compliance with Law. The Company will comply in all material respects, with all requirements of law, such compliance to include, without limitation, paying and discharging, as the same may become due and payable, all taxes, assessments, and other governmental charges or levies against or on any of its property, as well as claims of any kind that, if unpaid, might become a lien upon any of its properties except where the failure to comply would not have a Material Adverse Effect; provided, however, that the foregoing shall not require the Company to comply with such law, and any claims thereunder, so long as the Company in good faith shall contest the validity thereof and shall with respect to the payment of any such tax, assessment, charge, levy or lien, in accordance with generally accepted accounting principles ("GAAP") and applicable regulations, set aside and maintain on its books adequate reserves with respect thereto.

               (b) Preservation of Existence. The Company will continue to preserve, renew and keep in full force and effect its corporate existence.

               (c) Financial Statements. The Company will deliver to the Bank audited annual consolidated financial statements for the Company within 120 days after the closing of the Company's fiscal year. Delivery of financial statements of the Company to the Bank shall constitute a representation that such statements fairly represent the financial condition of the Company and that as of the date of such statements no material contingencies are known to exist which are required to be disclosed in a balance sheet prepared in accordance with GAAP except those disclosed in the notes to the financial statements.

               (d) Notices. The Company will deliver to the Bank forthwith upon acquiring knowledge of the occurrence of any Event of Default a certificate of an officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

               12.  Events  of  Default.  Each  of  the  following   events
          constitute an Event of Default (an "Event of Default") hereunder:

               (a) Any representation or warranty made by the Company in this Agreement or in any certificate, financial or other statement furnished by the Company pursuant to this Agreement shall prove to have been untrue or incomplete in any material respect when made; or

               (b) The Company shall fail to pay any amount when due hereunder and any such failure shall remain unremedied for three business days; or

               (c) The Company shall fail to perform or observe any other term, covenant or provision under this Agreement, and any such failure shall remain unremedied for 20 days after written notice thereof shall have been given by the Bank to the Company; or

               (d) Any material provision of this Agreement shall at any time and for any reason cease to be valid and binding on the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any governmental agency or authority or the Company shall, prior to the satisfaction of the Company's obligations hereunder, deny that it has any or further liability or obligation under this Agreement; or

               (e) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or all or a substantial amount of its property, (ii) generally fail to pay its debts when they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated bankrupt or insolvent, or (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization or an arrangement with creditors under an insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or

               (f) If without the application, approval or consent of the Company a proceeding shall be instituted in any court of competent jurisdiction under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking in respect of the Company an order of relief or an adjudication in bankruptcy, reorganization, dissolution, winding-up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company of all or any substantial part of the assets of the Company or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Company in good faith, the same shall (i) result in the entry of an order of relief or any such adjudication or appointment or (ii) continue undismissed, or pending and unstayed, for any period of 60 consecutive days; or

               (g) The Company shall default in the performance or observance of any provision, covenant or restriction contained in any agreement with respect to indebtedness for borrowed money in excess of $20,000,000 beyond applicable days of grace and the effect of such default is to permit the acceleration of maturity of such indebtedness; or

               (h) A judgment or order for the payment of money in excess of $20,000,000 shall be rendered against the Company and such judgment or order shall continue unsatisfied and the execution of enforcement thereof shall no longer be effectively stayed for a period of 30 days or for such longer period of time, not exceeding 90 days, during which, under applicable law, an appeal may be taken from such judgment or order without leave of the relevant court.

          If any Event of Default shall have occurred and be continuing, the Bank may, (i) by written notice to the Company, declare all obligations of the Company hereunder to be forthwith due and payable, whereupon the same shall become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived, provided, however that upon the occurrence of an Event of Default specified in Section 12(e) or 12(f) of this Agreement the obligations of the Company under
          Section 2 hereto shall be automatically due and payable without demand, presentment, protest or further written notice of any kind, all of which are expressly waived; (ii) by written notice to the Company demand payment forthwith of all amounts available to be drawn under the Credits outstanding on the date of such demand (provided that if any Credit expires and is not fully drawn upon then all such amounts applicable to such Credit as have not been paid in respect of such Credit, plus interest thereon at the rate customarily paid by the Bank for overnight deposits, shall be promptly returned to the Company) and all other obligations of the Company hereunder and/or (iii) pursue any other remedy available to it under this Agreement or otherwise.

               13.  Right of  Setoff.  Upon  the occurrence and  during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all of the obligations of the Company now or thereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such obligations may be contingent and unmatured. The Bank agrees promptly to notify the Company after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 13 are in addition to other rights and remedies which the Bank may have including, without limitation, other rights of setoff.

               14. Notices. Notices and demands under this Agreement shall be in writing and will be sufficient if delivered by hand, by United States registered or certified mail or by facsimile transmission or other electronic means. Notices and demands shall be effective when received and shall be addressed if to the Company to:

                                   GPU, Inc.
                                   100 Interpace Parkway
                                   Parsippany, NJ 07054
                                   Attention: Vice President & Treasurer
                                   Fax: (201) 263-6719

          if to the Bank to:
                                   The Fuji Bank, Limited
                                   New York Branch
                                   Two World Trade Center
                                   New York, New York  10048
                                   Attention:  U.S. Corporate Finance
                                   FAX No.: (212) 912-0516

               15. No Waivers, Remedies. This Agreement may not be amended, waived or modified except in writing duly signed by the Bank and the Company. The Bank may elect in its sole discretion not to renew any Credit for additional periods. This Agreement and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the Bank and the Company and their respective successors. No failure on the Bank's part to exercise, and no delay on the Bank's part in exercising, any rights, powers or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, powers or remedies by the Bank preclude any other or further exercising thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and not exclusive of any other remedies provided by law.

               16. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall,as to such jurisdiction, be ineffective to the extent required by law without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

               17. Jurisdiction; Waiver of Jury Trial. (a) Any legal action or proceeding against the Company or the Bank with respect to this Agreement, any Credit or any of the agreements, documents or instruments delivered in connection herewith or therewith may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as the party commencing such action or proceeding may elect. By execution and delivery hereof, each party accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall limit the right of the Company or the Bank to bring proceedings against the other party in the courts of any other jurisdiction.

               (b) THE COMPANY AND THE BANK KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THE COMPANY OR THE BANK MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY CREDIT OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH.

               18. Conflict with Terms of Application. In the event of any conflict between this Agreement and the terms of any application or request for a Credit, this Agreement shall prevail in the absence of an express provision to the contrary which refers specifically to this Agreement.

               19. Governing Law; Credits Subject to Uniform Customs and Practice. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Credit issued by the Bank shall be subject to and governed by the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500 or any subsequent revision (the "Uniform Customs and Practice").

               20.  Definitions.   Capitalized  terms used  herein and  not
          otherwise defined have the meanings ascribed to them in the Uniform Customs and Practice.


               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written by the undersigned thereunto authorized.

          THE FUJI BANK, LIMITED, NEW YORK BRANCH


          By:
             Name:
             Title:


          GPU, INC.



          By:
             Name:
             Title:

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